EXHIBIT 4.3


                            STOCKHOLDERS AGREEMENT

      Stockholders Agreement (this "AGREEMENT") dated as of January 31, 2000, by and among Castle Dental Centers, Inc., a Delaware corporation (the "COMPANY"), Heller Financial, Inc., a Delaware corporation ("HELLER"), Midwest Mezzanine Fund II, L.P., a Delaware limited partnership ("MIDWEST"), and each Person whose name appears on SCHEDULE I hereto (collectively, the "CURRENT STOCKHOLDERS"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Article I.

                                   RECITALS

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, Heller, Midwest and the Company will enter into a Senior Subordinated Note Purchase Agreement (the "PURCHASE AGREEMENT");

      WHEREAS, pursuant to the Purchase Agreement, Heller and Midwest will purchase notes convertible into shares of Common Stock of the Company; and

      WHEREAS, each of the Current Stockholders, Heller, Midwest and the Company desire to enter into this Agreement to regulate certain aspects of their relationship and to provide for, among other things, restrictions on the transfer or other disposition of securities of the Company.

      NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

      1.1.  DEFINED TERMS.

            (a) The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

            "ACQUISITION" means the acquisition of another Person by the Company, directly or indirectly, by merger, purchase of shares of capital stock or purchase of all or substantially all of such other Person's assets.

            "AFFILIATE" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities, by contract or otherwise.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Illinois are authorized or required by law or executive order to remain closed.

            "CALL PRICE" shall mean 150.00% of the Conversion Amount of the Convertible Notes called.

            "CHANGE OF CONTROL" shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a "GROUP OF PERSONS"), (ii) the merger or consolidation of the Company with or into another corporation, in which transaction the Company's shares of capital stock outstanding immediately prior to such transaction would entitle the holders thereof immediately after such transaction to ownership of less than a majority of the equity securities of the surviving corporation or its parent, (iii) the replacement of a majority of the Board of Directors of the Company, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, except to the extent any such replacement shall have been approved by the Board of Directors of the Company as constituted at the beginning of such period,
      (iv) a Person or Group of Persons (other than any of the Current Stockholders, Investor Stockholders or their respective Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing a majority of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

            "CLOSING DATE" means the date on which the transaction contemplated by the Purchase Agreement shall have been consummated.

            "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            "COMMON STOCK" means the common stock of the Company, par value $.001 per share, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock and all other securities of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up, including without limitation, any non-voting common stock issuable pursuant to Section 3.2 of this Agreement.

            "COMPANY" means Castle Dental Centers, Inc., a Delaware corporation.

            "CONVERSION AMOUNT" has the meaning ascribed to it in the Convertible Notes.

            "CONVERTIBLE NOTES" means the notes dated the date hereof initially convertible for an aggregate of 442,880 shares of Common Stock, issued to Heller and Midwest, and any securities issued upon subdivision or combination, or in substitution, thereof.

            "CURRENT MARKET PRICE" means, with respect to each share of Common Stock as of any date, the dollar volume-weighted average trading price per share of Common Stock (as reported by Bloomberg through its "Volume at Price" function) for the ten (10) consecutive trading days prior to such date; provided that if on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for a share of Common Stock shall be the fair market value of such share as determined in good faith by the Board of Directors of the Company. If the Board of Directors is unable to determine the fair market value, or if the Majority Holders disagree with the Board's determination of fair market value by written notice delivered to the Company within five Business Days after the Board's determination thereof is communicated in writing to the holders of Convertible Notes, then the Company and the Majority Holders shall select an Independent Financial Expert which shall determine such fair market value. If the Company and the Majority Holders are unable to agree upon an Independent Financial Expert within fifteen Business Days after the notice by the Majority Holders, each of the Company and the Majority Holders shall select an Independent Financial Expert within five Business Days following the expiration of such fifteen Business Day period, and these Independent Financial Experts shall select a third Independent Financial Expert, and the third Independent Financial Expert shall determine such fair market value. The determination of fair market value by such Independent Financial Expert shall be final, binding and conclusive on all parties. All costs and fees of any of this Independent Financial Expert(s) retained in accordance with the foregoing shall be borne by the Company.

            "CURRENT STOCKHOLDER" means each Person whose name appears on
      SCHEDULE I hereto and each of their Permitted Transferees and any other Person who becomes a "Current Stockholder" by execution and delivery of a Joinder Agreement. The parties acknowledge and agree that no Investor Stockholder shall be included in the definition of the term "Current Stockholder" for purposes of this Agreement.

            "EXEMPTED SECURITIES" means the 100,000 shares of Common Stock acquired by Jack H. Castle, Jr. in September 1998 and the 103,000 shares of Common Stock acquired by Jack H. Castle, D.D.S. and Loretta Castle, jointly in September 1998.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "FULLY DILUTED BASIS" means, with respect to the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination, and (ii) all shares of Common Stock issuable upon the conversion, exchange or exercise of all securities (including the Convertible Notes) convertible, exchangeable or exercisable for or into shares of Common Stock regardless of whether such securities are then convertible, exchangeable or exercisable.

            "GAAP" means generally accepted accounting principles, consistently applied.

            "INDEPENDENT FINANCIAL EXPERT" means an independent nationally recognized investment banking firm.

            "INVESTOR STOCKHOLDERS" means, so long as any such Person shall hold Restricted Securities, Heller, Midwest and any Person to whom Heller or Midwest shall Transfer any Restricted Securities other than pursuant to an Open Market Sale.

            "JOINDER AGREEMENT" means a Joinder Agreement substantially in the form attached hereto as EXHIBIT A.

            "LIEN" means any lien, claim, charge, encumbrance, security interest or other adverse claim of any kind, other than any restrictions imposed under this Agreement or under federal or state securities laws.

            "MAJORITY HOLDERS" means, as of any particular date, the holders of a majority of the outstanding Redeemable Securities based upon the sum of the total number of Redeemable Shares then outstanding and the total number of shares of Common Stock issuable with respect to any Convertible Notes then outstanding.

            "OPEN MARKET SALE" means a sale of shares of Common Stock pursuant to a "brokers' transaction" within the meaning of Section 4(4) of the Securities Act or in a transaction directly with a "market maker", as that term is defined in Section 3(1) (38) of the Exchange Act.

            "OPEN MARKET SALES THRESHOLD" means, as of any particular date, a number of shares of Restricted Securities equal to the lesser of (i) 1% of the total number of shares of Common Stock then outstanding, without giving effect to the conversion, exchange or exercise of any securities, and (ii) 50% of the average weekly trading volume of the

      Company's Common Stock for the four consecutive calendar weeks immediately prior to the week in which such date occurs.

            "PERMITTED TRANSFEREE" means (i) the spouse or lineal descendants of any Current Stockholder, (ii) any trust for the benefit of such Current Stockholder or the benefit of the spouse or lineal descendants of such Current Stockholder, any corporation or partnership in which such Current Stockholder, the spouse and the lineal descendants of such Current Stockholder are the direct and beneficial owners of all of the equity interests (provided such Current Stockholder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all of the equity interests thereof), (iii) the personal representative of such Current Stockholder upon such Current Stockholder's death for purposes of administration of such Current Stockholder's estate or upon such Current Stockholder's incompetency for purposes of the protection and management of the assets of such Current Stockholder, or (iv) with respect to a Current Stockholder that is a partnership, trust, or other entity, any partner, beneficiary, or individual that is a beneficial owner of such entity as of the date hereof; PROVIDED, HOWEVER, in each case, that such transferee must agree to be bound by the terms of this Agreement by executing a Joinder Agreement.

            "PERSON" means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

            "REDEEMABLE SECURITIES" means the Convertible Notes and the Redeemable Shares.

            "REDEEMABLE SHARES" means, as of any given date of determination, any shares of Common Stock beneficially owned by an Investor Stockholder that have been issued on or prior to such date upon conversion of the Convertible Notes and any securities issued with respect thereto as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, merger, consolidation or similar event or upon the conversion, exchange or exercise thereof.

            "REDEMPTION PRICE" means: (i) with respect to any Conversion Amount of the Convertible Notes tendered for redemption, an aggregate amount equal to the greater of (A)(I) the number of shares of Common Stock issuable upon conversion of such Conversion Amount as of the date of the Redemption Notice, multiplied by (II) the Current Market Price, or (B) the Conversion Amount of the Convertible Notes tendered for redemption, and
      (ii) with respect to any Redeemable Shares tendered for redemption, an aggregate amount equal to (A) the number of Redeemable Shares tendered for redemption, multiplied by (B) the Current Market Price, provided, however, that in the case of an event described in clause (i)(A) of the definition of "Triggering Event", the Redemption Price shall equal the Conversion Amount of the Convertible Notes tendered for redemption.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date hereof, among the Company, Heller and Midwest as the same may be amended from time to time.

            "REGULATORY PROBLEM" means any set of facts or circumstances wherein any Investor Stockholder reasonably believes it is not entitled to hold, or exercise any significant right with respect to, the Common Stock.

            "RESTRICTED SECURITIES" means the Common Stock, Convertible Notes, the Common Stock issued or issuable upon conversion of the Convertible Notes, and any securities issued with respect thereto as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, merger, consolidation or similar event or upon the conversion, exchange or exercise thereof.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SUBSIDIARY" means, with respect to any Person, any corporation of which an aggregate of 50% or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

            "TRANSFER" means, directly or indirectly, any sale, transfer, assignment, hypothecation, pledge or other disposition of any Restricted Securities or any interests therein.

            "TRIGGERING EVENT" means the occurrence of any of the following:

            (i)   with respect to the Convertible Notes and Redeemable Shares:

                  (A)   January 31, 2007;

                  (B) any prepayment of principal pursuant to any of the Subordinated Notes (as defined in the Purchase Agreement); or

                  (C) the occurrence of an Event of Default (as such term is defined in the Purchase Agreement); or

            (ii)  with respect to the Redeemable Shares only:

                  (A)   a Change of Control;

                  (B) the Common Stock failing to be traded or listed for quotation on The New York Stock Exchange, American Stock Exchange, Nasdaq National Market or Nasdaq Smallcap Market; or

                  (C) after January 31, 2003 and prior to January 31, 2004, the average weekly trading volume of the Company's Common Stock for four consecutive calendar weeks falling below 25,000 shares, or after January 31, 2004, the average weekly trading volume of the Company's Common Stock for four consecutive calendar weeks falling below 50,000 shares (in both cases, subject to equitable adjustment with respect to any stock split, stock dividend, recapitalization or other similar event).

            (b) Unless otherwise provided herein, all accounting terms used in this Agreement shall be interpreted in accordance GAAP as in effect from time to time.

                                  ARTICLE II
                      TRANSFERS OF RESTRICTED SECURITIES

      2.1.  RESTRICTIONS GENERALLY; SECURITIES ACT.

            (a) Each Current Stockholder agrees that it will not, directly or indirectly, Transfer any Restricted Securities except in accordance with the terms of this Agreement. Each Investor Stockholder agrees that it will not, directly or indirectly, Transfer any Restricted Securities except in accordance with Section 2.1(b) of this Agreement. Any attempt to Transfer any Restricted Securities not in accordance with the terms of this Agreement shall be null and void and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

            (b) Each Current Stockholder and Investor Stockholder agrees that, in addition to the other requirements herein relating to Transfer, it will not Transfer any Restricted Securities except pursuant to an effective registration statement under the Securities Act, or upon receipt by the Company of an opinion of counsel to the Current Stockholder or Investor Stockholder, as the case may be, reasonably satisfactory to the Company or counsel to the Company, or a no-action letter from the Commission addressed to the Company, to the effect that no registration statement is required because of the availability of an exemption from registration under the Securities Act.

      2.2.  LEGEND.

            (a) Each certificate representing Restricted Securities other than Exempted Securities shall be endorsed with the following legends and such other legends as may be required by applicable state securities laws:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

      AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JANUARY 31, 2000. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

            (b) The legends set forth above shall be removed and the Company shall issue a certificate without such legends to the holder of the Restricted Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) a registration statement with respect to such Restricted Securities shall have become effective under the Securities Act, and such Restricted Securities shall have been disposed of in accordance with such registration statement, (ii) in connection with a Transfer permitted under or made in compliance with this Agreement, such holder provides the Company, at the Company's expense, with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Restricted Securities may be made without registration under the Securities Act, or (iii) the Restricted Securities are not subject to restrictions on Transfer under this Agreement and can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

      2.3.  TAG-ALONG RIGHTS.

            (a) If any Current Stockholder (the "TRANSFEROR") proposes to Transfer any Restricted Securities ("TRANSFEROR SHARES") to any Person (the "BUYER"), other than to a Permitted Transferee or pursuant to an Open Market Sale, then, as a condition to such Transfer, the Transferor shall cause the Buyer to include an offer (the "TAG-ALONG OFFER") to each of the Investor Stockholders (collectively, the "OFFEREES"), to purchase from each Offeree, at the option of each Offeree, up to a number of shares of Restricted Securities determined in accordance with Section 2.3(b), on the same terms and conditions as are applicable to the Transferor Shares. The Transferor shall provide a written notice (the "TAG-ALONG NOTICE") of the Tag-Along Offer to each Offeree, which may accept the Tag-Along Offer by providing a written notice of acceptance of the Tag-Along Offer to the Transferor within thirty days of delivery of the Tag-Along Notice.

            (b) Each Offeree shall have the right (a "TAG-ALONG RIGHT") to sell pursuant to the Tag-Along Offer up to a number of shares of Restricted Securities equal to: (i) the number of shares of Restricted Securities that the Buyer is willing to purchase from the Transferor and the Offerees, in the aggregate, multiplied by (ii) a fraction, the numerator of which is the number of

Restricted Securities owned by such Offeree and the denominator of which is the number of Restricted Securities owned by the Transferor and all of the Offerees exercising their respective Tag-Along Rights; PROVIDED, HOWEVER, that, if all Common Stock beneficially owned by all Offerees is permitted to be sold to the Buyer, the Transferor shall be entitled to sell the number of shares set forth in the Tag-Along Offer which any Offeree has chosen not to sell without providing additional notice to the Offerees.

            (c) Upon exercise of a Tag-Along Right, at the closing of the proposed Transfer (which date, place and time shall be designated by the Transferor and provided to the Offerees in writing at least five Business Days prior thereto), each Offeree shall deliver to the Buyer a certificate or certificates representing the shares of Common Stock to be sold or otherwise disposed of pursuant to the Tag-Along Offer by such Offeree, free and clear of all Liens, against delivery of the purchase price therefor; PROVIDED that neither the Transferor nor any Offeree shall sell any Restricted Securities to any Buyer if such Buyer does not purchase, simultaneously and pursuant to the same terms, all of the Restricted Securities which the Offerees are entitled to sell to such Buyer pursuant to Section 2.3(b).

            In the event that, following delivery of a Tag-Along Notice, the 30-day period set forth in Section 2.3(a) shall have expired and the Transferor shall not have received a written notice from any Offeree pursuant to Section 2.3(a), the Transferor shall have the right, during the remainder of the 120-day period following the expiration of such 30-day period, to sell the Transferor Shares to the proposed Buyer, at a price not less than the price within the Tag-Along Offer and on terms no more favorable to such proposed Buyer than the terms of the Tag-Along Offer.

            (d) Promptly after the consummation of the sale or other disposition of the Transferor Shares and shares of Common Stock of the Offerees to the Buyer pursuant to the Tag- Along Offer, the Transferor shall notify the Offerees thereof, and the Buyer shall pay to the Transferor and each of the Offerees their respective portions of the sales price of the shares of Common Stock sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of the completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Offerees.

            (e) The Exempted Securities shall not be subject to the provisions of Section 2.3 hereof.

      2.4. NOTICE OF OPEN MARKET SALES. In any ninety-day period, a Current Stockholder may not sell a number of shares of Restricted Securities in excess of the Open Market Sales Threshold then in effect unless and until all of the following criteria shall have been met: (a) all of the Restricted Securities then held by the Investor Stockholders either are (i) then registered for resale under the Securities Act on a Form S-2 or S-3 (or any successor or similar short-form registration statement) that remains effective as of the date of such sale and during the ten Business Days prior thereto, or (ii) freely transferable in Open Market Sales, other than restrictions with respect to the number of securities that can be sold pursuant to Rule 144; and (b) no less than ten Business Days prior to the placing with a broker of an order to execute such sale or the execution directly with a market maker of such sale, such Current Stockholder shall have filed with the Commission a notice of proposed sale on Form 144 with respect to such sale and shall have delivered a copy thereof to each of the Investor Stockholders; provided, however, that the Exempted Securities shall not be subject to Section 2.4 hereof.

                                  ARTICLE III
                              COMPANY OBLIGATIONS

      3.1. REDEMPTION RIGHT. From the date hereof until January 31, 2009, each Investor Stockholder shall have the following redemption rights:

            (a) In addition to all other rights of any Investor Stockholder contained herein, within 60 days following a Triggering Event any Investor Stockholder may notify the Company in writing (the "REDEMPTION NOTICE") of such Investor Stockholder's desire to cause the Company to redeem all or any portion of the Redeemable Securities held by such Investor Stockholder for their Redemption Price. Furthermore, following an event described in clause (ii) of the definition of a "Triggering Event", but prior to an event described in clause (i) of the definition of a "Triggering Event", an Investor Stockholder may convert all or any portion of the Conversion Amount of any Convertible Note for the purpose of tendering for redemption any shares of Common Stock issuance upon such exercise pursuant to this Section 3.1.

            (b) If the Company receives a Redemption Notice pursuant to Section 3.1(a), it shall deliver to the tendering Investor Stockholders in writing within thirty days of the receipt by the Company of the Redemption Notice, a notice stating: (i) the date as of which such redemption shall occur which date (the "REDEMPTION CLOSING") shall be not less than ten days nor more than thirty days following the date of such notice, but in any event prior to January __, 2009; (ii) the Redeemable Securities to be redeemed from the such Investor Stockholders and the Redemption Price (which shall be calculated as of the date of the Redemption Notice) and (iii) the place or places where the Redeemable Securities are to be surrendered for payment, subject to Section 3.1(e) below with respect to any Convertible Notes.

            (c) If the Company fails to pay the Redemption Price on the date fixed for redemption, in addition to any other remedies available to the Investor Stockholders, the Company shall also pay interest thereon at the rate of 1.5% per month (prorated for partial months) until such Redemption Price, any interest thereon and all accrued and unpaid interest on the Convertible Notes shall have been paid in full.

            (d) At the Redemption Closing, the tendering Investor Stockholders shall deliver to the Company any Redeemable Shares being tendered for redemption, in each case, duly endorsed for transfer to the Company, and subject to Section 3.1(e), any Convertible Notes being tendered for redemption, and the Company shall deliver to each tendering Investor Stockholder a cashier's or certified check payable to such Investor Stockholder in an amount equal to the Redemption Price payable thereto plus all accrued and unpaid interest on the Convertible Notes held by such Investor Stockholder being tendered for redemption.

            (e) Notwithstanding anything to the contrary set forth herein, upon redemption of any portion of the Convertible Notes in accordance with the terms hereof, the Investor Stockholders shall not be required to physically surrender any of the Convertible Notes to the Company unless the full Conversion Amount then outstanding with respect thereto is being redeemed. The Company shall maintain records showing the Conversion Amount so redeemed and the dates of such redemptions or shall use such other method, reasonably satisfactory to the Investor Stockholders, so as not to require physical surrender of any Convertible Note upon any such partial redemption. Notwithstanding the foregoing, if any portion of a Convertible Note is redeemed as aforesaid, thereafter, the holder thereof may not transfer a Convertible Note unless such Investor Stockholder first physically surrenders such Convertible Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Investor Stockholder a new Convertible Note (a "NEW CONVERTIBLE NOTE") of like tenor, registered as such Investor Stockholder may request, representing in the aggregate the remaining Conversion Amount represented by the Convertible Note. The Investor Stockholders and any assignees, by acceptance of the Convertible Notes or any New Convertible Note, acknowledge and agree that, by reason of the provisions of this paragraph, following redemption of any portion of any Convertible Note, the Conversion Amount represented by a New Convertible Note may be less than the principal amount set forth on the face of the corresponding Convertible Note dated January 31, 2000.

            (f) The Company shall not (and shall not permit any Affiliate of the Company to) hereafter enter into any contract or other consensual arrangement that by its terms restricts the Company's ability to redeem any of the Redeemable Securities, except as provided in the Senior Credit Agreement and the Subordination Agreement (as defined in the Purchase Agreement).

      3.2. REGULATORY PROBLEM. In the event an Investor Stockholder determines that it has a Regulatory Problem, such Investor Stockholder shall have the right to transfer its entire interest in the Company without regard to any restriction on transfer set forth in this Agreement (other than securities laws restrictions), and the Company agrees to take all such actions as are reasonably requested by such Investor Stockholder in order to (i) effectuate and facilitate any transfer by such Investor Stockholder of its interests to any person designated by such Investor Stockholder (subject to compliance with applicable federal and state securities) or (ii) permit such Investor Stockholder (or any Affiliate thereof) to exchange all or any portion of the Common Stock then held by, or issuable to, it on a "share-for-share" basis for interests of a class of non- voting common stock of the Company, which non-voting common stock shall be identical in all respects to such Common Stock, except such stock shall be non-voting common stock and shall be convertible into voting common stock on such terms as are requested by such Investor Stockholder in light of regulatory considerations then prevailing. Company and each Current Stockholder and each Investor Stockholder agree to enter into such additional agreements, adopt such amendments hereto and to the Certificate of Incorporation of the Company and to take such additional actions as are reasonably requested by such Investor Stockholder in order to effectuate the intent of the foregoing.

      3.3. APPROVAL OF ACQUISITIONS. During the term of this Agreement, any Acquisition by the Company of another Person shall require the approval of at least two-thirds of the members of the board of directors then in office.

                                   ARTICLE IV
                                OTHER AGREEMENTS

      4.1. TERMINATION OF SECURITYHOLDERS AGREEMENT. Each of the Company and the Current Stockholders hereby agrees that the Amended and Restated Securityholders Agreement, dated as of June 16, 1997, and as amended to date, among the Company, Jack H. Castle, D.D.S., P.C. and the Current Stockholders, is hereby terminated and shall be of no further force and effect.

      4.2. CONSENT TO REGISTRATION RIGHTS AGREEMENT. Each of the Current Stockholders hereby acknowledges that the Company is entering into the Registration Rights Agreement with the Investor Stockholders and that the Registration Rights Agreement conflicts with the terms of the Amended and Restated Registration Rights Agreement, dated as of June 16, 1997, and as amended to date, among the Company and the Current Stockholders (the "EXISTING REGISTRATION AGREEMENT") and grants preferential registration rights to the Investor Stockholders over those registration rights previously granted to the Current Stockholders pursuant to the Existing Registration Rights Agreement. Each of the Current Stockholders hereby consents to the Company entering into the Registration Rights Agreement and to the granting by the Company thereunder of such preferential registration rights and agrees that all registration rights held by such Current Stockholder shall be subject to the terms of the Registration Rights Agreement.

      4.3.  VOTING AGREEMENTS.

            (a) Each of the Current Stockholders hereby agrees that as long as Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. (collectively, the "PECKS INVESTORS") beneficially own in the aggregate at least 4.4 percent of the fully diluted outstanding shares of Common Stock, the Current Stockholders shall take all action within their respective power, including without limitation, the voting of capital stock of the Company, required to cause the Board of Directors of the Company to at all times consist of at least 4 and no more than 7 members, one of whom shall be designated by the Pecks Investors (the "DESIGNEE"). Each of the Current Stockholders agrees to vote all of its shares of Common Stock which are outstanding at all meetings of stockholders of the Company (or any written consents in lieu thereof) in which directors are elected in favor of the Designee.

            (b) The Company agrees to place on the agenda for its next annual meeting of stockholders, which will take place on or before June 1, 2000 (the "ANNUAL MEETING"), a proposal (the "PROPOSAL") to amend its certificate of incorporation (the "AMENDMENT") to authorize a class of no less than 500,000 shares of non-voting Common Stock of the Company which will be reserved for issuance to the Investor Stockholders in accordance with Section 2(c) of the Convertible Note or Section 3.2 of this Agreement. Furthermore, the Company agrees to recommend to its stockholders that they vote in favor of, and to solicit proxies for the purpose of voting in favor of, the Proposal at the Annual Meeting. In furtherance of the foregoing, each of the Current Stockholders agrees to take all actions within their respective power, including without limitation, the voting of all capital stock of the Company, required to approve the Proposal, and following such approval, the Company shall cause the Amendment to be promptly filed with the Secretary of State of the State of Delaware, and the Company will promptly deliver to each Investor Stockholder a copy of the Amendment, certified by the Secretary of State of the State of Delaware, following its filing therewith.

            (c) Each of the Current Stockholders hereby agrees that upon the request of Jack H. Castle, D.D.S. or Loretta Castle, the Current Stockholders shall take all action within their respective power, including without limitation, the voting of capital stock of the Company, required to cause the Company to exercise its right under Section 2.2 of the Registration Rights Agreement to cause the registration of the Registrable Securities (as defined in the Registration Agreement).

                                  ARTICLE V
                                  CALL RIGHT

      5.1. CALL RIGHT. From the date hereof until January 31, 2009, the Company shall have the following call rights:

            (a) At any time within 30 days after the consummation of a Change of Control of the type described in any of clauses (i), (ii) or (iv) of the definition of Change of Control, the Company may notify each Investor Stockholder in writing (the "CALL NOTICE") of the Company's desire to call for redemption all and not any lesser portion of the Convertible Notes held by such Investor Stockholder for their Call Price. Following the Call Notice, an Investor Stockholder shall retain the right to convert all or any portion of the Conversion Amount of any Convertible Note into shares of Common Stock, or tender all or any portion of the Conversion Amount of any Convertible Note or the resulting Redeemable Shares of Common Stock for redemption pursuant to Section
3.1 of this Agreement, at any time prior to the Call Closing (defined below).

            (b) The Call Notice shall state: (i) the date as of which such call shall occur (the "CALL CLOSING"), which date shall not be earlier than the sixtieth (60th) day following the Call Notice; (ii) the Convertible Notes to be called from each Investor Stockholder and the Call Price (which shall be calculated as of the date of the Call Notice) and (iii) the place or places where the Convertible Notes are to be surrendered for payment.

            (c) At the Call Closing, the tendering Investor Stockholders shall deliver to the Company all Convertible Notes called for redemption and which have not been converted into shares of Common Stock or tendered for redemption pursuant to Section 2.1 of this Agreement, in each case, duly endorsed for transfer to the Company and the Company shall deliver to each tendering Investor Stockholder a cashier's or certified check payable to such Investor Stockholder in an amount equal to the Call Price payable thereto plus all accrued and unpaid interest on the

Convertible Notes held by such Investor Stockholder being tendered for redemption pursuant to this Section 5.1.

                                  ARTICLE VI
                                MISCELLANEOUS

      6.1.  GOVERNING LAW; SUBMISSION TO JURISDICTION.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

            (b) Any legal action or proceeding with respect to this agreement shall be brought in the courts of the State of Illinois or of the United States of America for the northern district of Illinois, and, by execution and delivery of this agreement, each of the Company and each Stockholder and Investor Stockholder hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Company and each Current Stockholder and Investor Stockholder hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

            (c) Nothing herein shall affect the right of any holder to serve process in any other manner permitted by law.

            (d) The Company and each Current Stockholder and Investor Stockholder hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this agreement and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages;
(iii) certify that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this agreement and the transactions contemplated hereby among other things, the mutual waivers and certifications contained in this Section 5.1.

      6.2. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all previous oral or written communications, representations or agreements. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company, the Current Stockholders and the Investor Stockholders.

      6.3. TERM. Sections 2.3 and 2.4, Article III, Section 4.3(b) and Article V of this Agreement will terminate ("Partial Termination") at the earlier to occur of (a) such time as the Restricted Securities owned by the Investor Stockholders, in the aggregate, represent less than both (i) 1% of the Company's outstanding shares of Common Stock on a Fully Diluted Basis, and (ii) the average weekly trading volume of the Company's Common Stock for four consecutive calendar weeks and (b) immediately following the consummation of the Call Closing or its scheduled date if all Convertible Notes are converted prior to such date. Following a Partial Termination, the remaining provisions of this Agreement will terminate when the Pecks Investors beneficially own in the aggregate less than 4.4 percent of the fully diluted outstanding shares of Common Stock.

      6.4. INSPECTION. For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any Current Stockholder or Investor Stockholder at the principal executive offices of the Company.

      6.5. RECAPITALIZATION, EXCHANGES, ETC., AFFECTING RESTRICTED SECURITIES. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Restricted Securities, to any and all shares of the Company capital stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise, including shares issued by a parent corporation in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of, Restricted Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

      6.6. WAIVER. No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature. Any rights of the Investor Stockholders hereunder may be waived by the affirmative vote of the Majority Holders and each of Heller and Midwest so long as such Investor Stockholders own any Restricted Securities.

      6.7. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, as the case may be; PROVIDED, HOWEVER, that nothing contained herein shall be construed as granting any Current Stockholder the right to transfer any of its Restricted Securities except in accordance with this Agreement.

      6.8. REMEDIES. In the event of a breach by any party to this Agreement of its obligations under this Agreement, the loss of any right as provided in this Agreement as a result of such breach shall not be the sole and exclusive remedy of any party injured by such breach. Any such injured party will be entitled to specific performance of its rights under this Agreement, in addition to being entitled to exercise all rights granted by law, including recovery of damages. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

      6.9. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      6.10. HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      6.11. FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

      6.12. GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

      6.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      6.14. NOTICES. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the address specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party:

            If to the Company or the Current Stockholders:

                  Castle Dental Centers, Inc.
                  1360 Post Oak Boulevard
                  Suite 1300
                  Houston, Texas 77056
                  Attention: Jack H. Castle, Jr.
                  Telecopy: (713) 513-1401

            If to Heller:

                  Heller Financial, Inc.
                  500 West Monroe Street
                  Chicago, Illinois  60661
                  Attention: Account Manager
                             Corporate Finance
                  Telecopy: (312) 441-7367

            with a copy to:

                  Heller Financial, Inc.
                  500 West Monroe Street
                  Chicago, Illinois 60661
                  Attention: Legal Services
                             Corporate Finance Group
                  Telecopy: (312) 441-6876

            If to Midwest:

                  Midwest Mezzanine Fund II, L.P.
                  208 South LaSalle Street, 10th floor
                  Chicago, Illinois 60604-1003
                  Attention: J. Allan Kayler
                  Telecopy: (312) 553-6647

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholders Agreement as of the date first above written.


HELLER FINANCIAL, INC.,
   A DELAWARE CORPORATION


By :_________________________________


MIDWEST MEZZANINE FUND II, L.P.,
   A DELAWARE LIMITED PARTNERSHIP

By:   ABN AMRO Mezzanine Management
      II, L.P., its general partner

By:   ABN AMRO Mezzanine Management
      II, Inc.,  its general partner


By :_________________________________
      J. Allan Kayler
      Senior Vice President

CASTLE DENTAL CENTERS, INC.,
   A DELAWARE CORPORATION


By :_________________________________
      Jack H. Castle, Jr.
      Chairman and Chief Executive
      Officer

STOCKHOLDERS

[SEE FOLLOWING PAGE]

                                                                       Exhibit A

                           FORM OF JOINDER AGREEMENT

Castle Dental Centers, Inc.
1360 Post Oak Blvd., Suite 1300
Houston, Texas 77056

Gentlemen:

      In consideration of the transfer to the undersigned of ________ shares of Common Stock, par value $.001 per share, [DESCRIBE ANY OTHER SECURITY BEING TRANSFERRED] of Castle Dental Center, Inc., a Delaware corporation (the "Company"), the undersigned represents that it is a Permitted Transferee of [INSERT NAME OF TRANSFEROR] and agrees that, as of the date written below, [HE] [SHE] [IT] shall become a party to, and a Permitted Transferee as defined in, that certain Stockholders Agreement dated as of January 31, 2000, as such agreement may have been amended from time to time (the "Agreement"), among the Company and the persons named therein, and as a Permitted Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned's transferor, as though an original party thereto and shall be deemed a Current Stockholder for purposes thereof.

      Executed as of the _________ day of __________________________________.

                              TRANSFEREE:

                              Address:


                              ACKNOWLEDGED AND ACCEPTED:

                              CASTLE DENTAL CENTERS, INC.

                              By:___________________________________________
                                    Name:___________________________________
                                    Title:__________________________________